UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2013

CONTINENTAL RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Oklahoma	001-32886	73-0767549
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

20 N. Broadway Oklahoma City, Oklahoma	73102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 234-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 20, 2013, the Board of Directors (the “Board”) of Continental Resources, Inc. (the “Company”), based upon the recommendation of the Compensation Committee of the Board (the “Compensation Committee”), established the Continental Resources, Inc., Deferred Compensation Plan (the “Plan”). The Board appointed the Compensation Committee to act as Plan Administrator of the Plan (the “Administrator”).

The Plan is not intended to constitute a “qualified plan” subject to the limitations of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), nor is it a “funded plan” for purposes of the Code. Benefits under the Plan will constitute an unfunded general obligation of the Company. The Plan is designed to provide directors and select management or highly compensated employees of the Company the opportunity to defer the payment of all or a portion of their base pay and cash incentive awards (to the extent a participant is eligible to receive such awards).

The Plan permits the Administrator to designate the employees eligible to participate in the Plan. All directors are eligible to participate in the Plan. Each year the Plan permits participants to elect to defer: (i) up to 100% of base pay (cash fees in the case of directors) for a calendar year and (ii) up to 100% of any cash incentive award received by the participant for a performance year. Plan participants are 100% vested in any amounts deferred pursuant to the alternatives described in the prior sentence. The Plan permits discretionary contributions by the Company, which may be subject to a vesting schedule at the discretion of the Administrator.

The Administrator selects the investment options to be made available to participants for the deemed investment of their accounts under the Plan. Each participant must select the investment options for his or her account and may make changes to his or her selections in accordance with procedures established by the Administrator.

Distribution of Plan accounts will occur upon a participant’s separation from service with the Company. The Company will require a six month delay in the payment of Plan benefits if the participant is a “specified employee” pursuant to Section 409A of the Code at the time of his or her separation from service with the Company, and an earlier payment would result in the imposition of an excise tax on the participant if the amounts were received at the time of his or her separation. In addition, distribution of Plan accounts and vesting of any Company contributions will result from any of the following events: (i) Change of Control (as defined in the Plan); (ii) a participant’s death or Disability (as defined in the Plan); (iii) a participant’s Normal Retirement (as defined in the Plan); and (iv) a participant’s Involuntary Termination (as defined in the Plan).

The Company, through an action of the Board, may, at any time, in its sole discretion, terminate or amend the Plan, except that no such termination or amendment may adversely impact the amount of benefits a participant has accrued under the Plan, except to the extent required by applicable law.

The foregoing summary of the terms and conditions of the Plan is not a complete discussion of the document. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Plan filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 1.02 – Termination of a Material Definitive Agreement.

On October 14, 2010, the Company entered into a three-year Employment Agreement with Eric S. Eissenstat, the Company’s Senior Vice President, General Counsel and Secretary, which has an effective date of December 1, 2010 (the “Agreement”). The Company entered into the Agreement because it recognized Mr. Eissenstat was giving up a lucrative private law practice to join the Company and therefore agreed it was appropriate to provide Mr. Eissenstat protection should the transition from private practice to his role with the Company not prove successful. At the time the Company entered into the Agreement, no other officer had an employment agreement and the Company does not currently have any employment agreements with its other officers. The Agreement’s current term is set to expire on December 1, 2013 (the “Expiration Date”) and Mr. Eissenstat and the Company have mutually agreed the original intent of the Agreement has been fulfilled and that Mr. Eissenstat has successfully transitioned into his new role. As a result, Mr. Eissenstat and the Company have mutually agreed the Agreement will expire on the Expiration Date and will not be renewed. It is the Company’s full intent that Mr. Eissenstat remain in his position as Senior Vice President, General Counsel and Secretary and the sole purpose of the expiration is to bring Mr. Eissenstat’s arrangements with the Company into alignment with the other officers.

Item 9.01 – Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Continental Resources, Inc. Deferred Compensation Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CONTINENTAL RESOURCES, INC.
(Registrant)

Date: September 26, 2013	By:	/s/ John D. Hart
John D. Hart
Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1*	Continental Resources, Inc. Deferred Compensation Plan.

*	Filed herewith